EXHIBIT 4.1

FREESCALE SEMICONDUCTOR, INC.,

as Issuer

And

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

TO THE INDENTURE DATED AS OF JULY 21, 2004

Dated as of November 6, 2006

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 6, 2006 (this “Fifth Supplemental Indenture”), between Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed an Indenture, dated as of July 21, 2004 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of July 21, 2004 (the “First Supplemental Indenture”), that certain Second Supplemental Indenture, dated as of July 21, 2004 (the “Second Supplemental Indenture”), that certain Third Supplemental Indenture, dated as of July 21, 2004 (the “Third Supplemental Indenture”) and that certain Fourth Supplemental Indenture, dated as of June 8, 2005 (the “Fourth Supplemental Indenture”). The Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture, is referred to herein as the “Indenture”;

WHEREAS, pursuant to the Indenture, the Company issued its 6.875% Senior Notes due July 15, 2011 (the “2011 Notes”), and its 7.125% Senior Notes due July 15, 2014 (the “2014 Notes” and, together with the 2011 Notes, the “Notes”);

WHEREAS, Section 11.02 of the Base Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of at least a majority in aggregate principal amount of the then outstanding Securities of each series affected by such amendment or supplement, with certain exceptions;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement, dated as of October 23, 2006 (as amended, the “Consent Solicitation Statement”), the Company solicited and obtained consents from registered holders of each series of the Notes for amendments to the Indenture described therein (the “Consents”), such Consents having been obtained in connection with a tender offer for the 2011 Notes (the “2011 Notes Tender Offer”) and a tender offer for the 2014 Notes (the “2014 Notes Tender Offer” and, together with the 2011 Notes Tender Offer, the “Tender Offers”), as applicable;

WHEREAS, Consents with respect to a majority in aggregate principal amount of each of the outstanding 2011 Notes and outstanding 2014 Notes were given by the registered holders of the Notes such that the amendments to be made pursuant to this Fifth Supplemental Indenture have been authorized in accordance with Section 11.02 of the Base Indenture as certified by the requisite officers of the Company;

WHEREAS, the Company hereby requests that the Trustee execute this Fifth Supplemental Indenture, and the Company and the Trustee desire and have agreed to execute and deliver this Fifth Supplemental Indenture as herein provided, and all conditions necessary to authorize the execution and delivery of this Fifth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following provisions:

ARTICLE 1

AMENDMENTS

SECTION 1.1 Section 1.01 (Definitions) of the Base Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth Article 1 of this Fifth Supplemental Indenture if such terms are used solely in the sections that are deleted by the amendments.

SECTION 1.2 Section 4.04 (Reports) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally omitted].”

SECTION 1.3 Section 4.05 (Compliance Certificate) of the Base Indenture is amended and restated in its entirety as follows:

“[Intentionally omitted].”

SECTION 1.4 Section 4.06 (Corporate Existence) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally omitted].”

SECTION 1.5 Section 4.07 (Payment of Taxes and Other Claims) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.6 Section 4.08 (Waiver of Stay, Extension or Usury Laws) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.7 Section 4.10 (Restricted Payments) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.8 Section 4.11 (Dividend and Other Payment Restrictions Affecting Subsidiaries) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.9 Section 4.12 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.10 Section 4.13 (Asset Sales) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.11 Section 4.14 (Transactions with Affiliates) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.12 Section 4.15 (Liens) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.13 Section 4.16 (Offer to Repurchase Upon Change of Control Event) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.14 Section 4.17 (Limitation on Sale and Leaseback Transactions) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.15 Section 4.18 (Payments for Consent) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.16 Section 4.19 (Designation of Restricted and Unrestricted Subsidiaries) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.17 Section 4.20 (Changes in Covenants when Securities Rated Investment Grade) of the Base Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 1.18 Section 5.01(a) (Merger, Consolidation, or Sale of Assets) of the Base Indenture is amended and restated in its entirety to read as follows:

“(a) The Company shall not: (1) consolidate or merge with or into another Person; or (2) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving or continuing corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia; and

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all of the obligations of the Company under the Securities, this Indenture and any Exchange and Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee.

SECTION 1.19 Clauses (3), (4), (5) and (9) of clause (a) of Section 6.01(a) (Events of Default) of the Base Indenture are each hereby amended and restated in their entirety to read as follows: “[Intentionally Omitted]”.

ARTICLE 2

EFFECTIVE TIME

SECTION 2.1 This Fifth Supplemental Indenture shall become effective upon execution by the Company and the Trustee; provided that the modifications to the Indenture as described in Article 1 of this Fifth Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of the Notes validly tendered (and not withdrawn) pursuant to the Tender Offers; provided, further, that if, after the date of this Fifth Supplemental Indenture, any of the Consents become revocable as a result of a modification to the terms of or otherwise pursuant to the Tender Offers, this Fifth Supplemental Indenture shall be of no further force or effect. Upon the earlier of acceptance for purchase by the Company of the Notes or the termination of the Tender Offers, the Company shall provide an Officers’ Certificate to the Trustee that the Consents have not become so revocable.

ARTICLE 3

MISCELLANEOUS

SECTION 3.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings given to them in the Indenture.

SECTION 3.2 Trustee Matters. The recitals in this Fifth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Fifth Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 3.3 Ratification. Except as expressly set forth in this Fifth Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that, in case of conflict between this Fifth Supplemental Indenture and the Indenture, this Fifth Supplemental Indenture shall control.

SECTION 3.4 Counterpart Originals. This Fifth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

SECTION 3.5 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms of provisions hereof.

SECTION 3.6 Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.7 Provisions for the Sole Benefit of Parties and Holders. Nothing in the Indenture, as supplemented, amended and modified by this Fifth Supplemental Indenture, expressed or implied, is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Guarantors, the Trustee, the Paying Agent and the registered owners of the Securities, any legal or equitable right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in the Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Guarantors, the Trustee, the Paying Agent and the registered owners of the Securities.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

FREESCALE SEMICONDUCTOR, INC.,
as Issuer

By:	/s/ Alan Campbell
Name:	Alan Campbell
Title:	Senior Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Assistant Vice President

By:	/s/ David Contino
Name:	David Contino
Title:	Assistant Vice President